PROSPECTUS                 Pricing Supplement No. 2780
Dated January 10, 1995     Dated February 9, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  February 9, 1996

Settlement Date (Original Issue Date):  February 14, 1996

Maturity Date:  February 17, 1998

Principal Amount (in Specified Currency):  US$15,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer (in Specified Currency):  US$15,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:  __ CD Rate   __ Commercial Paper Rate
  X  Federal Funds Rate  __ LIBOR   __ Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest below).

  Spread (Plus or Minus):  plus 0.16%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2780
                       Dated February 9, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


  Interest Payment Period:  Quarterly

  Interest Payment Dates: Every February 17, May 17, August 17 and November 17, commencing May 17, 1996 (with respect to the period from and including February 14, 1996 to but excluding May 17, 1996)

  Initial Interest Rate Per Annum:  To be determined two Business
  Day prior to the Original Issue Date.

Interest Rate (continued):

  Interest Reset Periods and Dates:  Daily, on each Business Day

  Interest Determination Dates:  Two Business Day prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No. 2780
                       Dated February 9, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

Additional Terms (continued):

  General.

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Lehman Brothers Inc.
  (hereinafter referred to as the "Underwriter") as principal at a purchase price of 100.00% of the aggregate principal amount of the Notes.

  The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.